Exhibit 99.1

Iridex Reports Third Quarter 2025 Financial Results

MOUNTAIN VIEW, Calif., Nov. 11, 2025 (GLOBE NEWSWIRE) -- Iridex Corporation (Nasdaq: IRIX), a worldwide leader providing innovative and versatile laser-based medical systems, delivery devices, and procedure probes for the treatment of glaucoma and retinal diseases, today reported financial results for the third quarter ended September 27, 2025.

Third Quarter 2025 Financial Highlights

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Generated total revenue of $12.5 million, representing growth of 8% year-over-year compared to $11.6 million in the prior year quarter
•
Cyclo G6® product family revenue was $3.5 million, representing growth of 13% year-over-year compared to $3.1 million in the prior year quarter
o
Sold 14,900 Cyclo G6 probes compared to 13,600 in the prior year quarter
o
Sold 30 Cyclo G6 Glaucoma Laser Systems compared to 26 in the prior year quarter
•
Retina product revenue was $6.7 million, representing growth of 4% year-over-year
•
Reduced operating expenses by 12% compared to the prior year period
•
Cash and cash equivalents as of September 27, 2025 were $5.6 million, a reduction of $1.2 million in the quarter.

“I am extremely proud of what our team has accomplished in my first year as CEO. Just as we set out to do, for the fourth consecutive quarter, we have achieved year-over-year revenue growth, reduced operating expenses and improved adjusted EBITDA," said Patrick Mercer, President and CEO of Iridex. "Our third quarter results represent strength across the business with growth led by G6 probe and Pascal retina laser system sales. Looking ahead, we expect to continue improving the financial performance of our business, in part, by continuing to reduce our costs of operations. As a result of the Company’s much reduced cost structure, we expect to be adjusted EBITDA positive for the full year 2025 and that our balance sheet will support sustained cash flow positivity for Iridex going forward.”

Third Quarter 2025 Financial Results

Revenue for the three months ended September 27, 2025 was $12.5 million, representing an 8% year-over-year increase compared to the third quarter of 2024. Growth was driven primarily by higher glaucoma probe sales and Pascal system sales, partially offset by lower medical and surgical retina system sales. Total product revenue from the Cyclo G6 product family was $3.5 million, representing growth of 13% year-over-year compared to $3.1 million in the prior year quarter. Other revenue increased $0.2 million to $2.2 million, driven primarily by an increase in service revenues and other legacy products, partially offset by a decrease in royalties due to expiration of licensed patents.

Gross profit in the third quarter of 2025 was $4.0 million or a 32.1% gross margin, a decrease of $0.3 million compared to $4.3 million, or a 37.3% gross margin, in the prior year period. Gross margin decreased 520 basis points, driven by a one-time, non-recurring, non-cash $0.8 million charge to cost of goods sold due to an inventory write down, partially offset by more favorable geographic and product sales mix.

Operating expenses were $5.4 million in Q3 2025, a decrease of $0.8 million, or 12% compared to $6.2 million in Q3 2024, due mainly to expense reduction measures taken in late 2024. These reductions were mainly in headcount and associated costs, consulting and postponement of spending on new projects.

Net loss was $1.6 million or $0.09 per share for Q3 2025, compared to a net loss of $1.9 million, or $0.12 per share, in the same period of the prior year.

Non-GAAP adjusted EBITDA for Q3 2025 was a loss of $131 thousand, an improvement of $1.3 million, compared to Non-GAAP adjusted EBITDA loss of $1.4 million for Q3 2024.

Cash and cash equivalents as of September 27, 2025 were $5.6 million, a reduction of $1.2 million in the quarter.

2025 Financial Outlook

The Company plans to achieve cash flow breakeven in the fourth quarter and positive adjusted EBITDA in 2025 on revenue generation consistent with 2024.

Webcast and Conference Call Information

Iridex’s management team will host a conference call today beginning at 2:00 p.m. PT / 5:00 p.m. ET. Investors interested in listening to the conference call may do so by accessing the live and recorded webcast on the “Event Calendar” page of the “Investors” section of the Company’s website at www.iridex.com or by dialing+1-888-596-4144 from the U.S. or +1.646.968.2525 internationally and providing passcode: 1504499 followed by pressing #.

About Iridex Corporation

Iridex Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated laser treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. Iridex’s current product line is used for the treatment of glaucoma and diabetic macular edema (DME) and other retinal diseases. Iridex products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. For further information, visit the Iridex website at www.iridex.com.

MicroPulse® is a registered trademark of Iridex Corporation, Inc. in the United States, Europe and other jurisdictions. © 2025 Iridex Corporation. All rights reserved.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning clinical expectations and commercial trends, market adoption and expansion, value-maximizing transactions, demand for and utilization of the Company's products and results and expected sales volumes. The Company can provide no assurance that it will complete any value-maximizing transactions on behalf of its stockholders. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks further described in the “Risk Factors” section of Iridex’s most recent Annual Report on Form 10-K, as well as in Iridex’s other reports filed with or furnished to the United States Securities and Exchange Commission (“SEC”), available at www.sec.gov. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Use of Non-GAAP Financial Information

This press release contains financial measures that are not calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Management evaluates and makes operating decisions using various performance measures. In addition to Iridex’s GAAP results, we consider Adjusted EBITDA. This non-GAAP result should not be considered as an alternative to net income, net cash provided by operating activities, or any other performance measure derived in accordance with GAAP. We present this non-GAAP result because management considers it to be an important supplemental measure of Iridex’s performance and refers to such measures when analyzing Iridex’s strategy and operations.

In calculating the above non-GAAP result: Adjusted EBITDA is defined as earnings before interest income and expense, taxes, depreciation, amortization, and share-based compensation, as well as excluding certain other non-GAAP adjustments. Adjusted EBITDA exclude from their GAAP equivalents items listed below;

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Share-based compensation expense. We excluded from our non-GAAP results the expense related to equity-based compensation plans as it represents expenses that do not require cash settlement from Iridex.
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Severance-related expenses. We excluded from our non-GAAP results the expenses related to restructuring events, partially offset by reversals of previously recognized severance expenses in subsequent periods. These expenses are unrelated to our ongoing operations, vary in size and frequency and are subject to significant fluctuations from period to period due to varying levels of restructuring activity. We believe that excluding these expenses provides a more meaningful comparison of the financial results to our historical operations and to the financial results of peer companies.
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Nasdaq listing requirements compliance plan expenses. We excluded from our non-GAAP results the expenses related to plans for regaining compliance with the Nasdaq listing requirements. These expenses are unrelated to our ongoing operations, and we believe that excluding these expenses provides a more meaningful comparison of the financial results to our historical operations and to the financial results of peer companies.
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Loss on write-down of inventory. We excluded from our non-GAAP results the expenses related to the write down of inventory related to the transfer of production of several products to 3rd party contract manufacturers. In these types of transactions, not all applicable inventories are acquired by the contract manufacturers and thus, such inventory becomes excess and obsolete. These expenses are unrelated to our ongoing operations, and we believe that excluding these expenses provides a more meaningful comparison of the financial results to our historical operations and to the financial results of peer companies.

Management adjusts for the above items because management believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is unrelated to the ongoing operation of the business in the ordinary course; they are unusual and we do not expect them to occur in the ordinary course of business; or they are non-operational or non-cash expenses involving stock compensation plans or other items.

A detailed reconciliation between Iridex’s non-GAAP and GAAP financial results is set forth in the financial tables at the end of this press release. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release as well as in Iridex’s other reports filed with or furnished to the SEC.

Investor Relations Contact

Philip Taylor

Gilmartin Group

investors@iridex.com

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Total revenues	$12,484	$11,581	$37,951	$35,973
Cost of revenues	8,471	7,258	24,201	22,057
Gross profit	4,013	4,323	13,750	13,916
Operating expenses:
Research and development	972	1,299	2,719	4,336
Sales and marketing	2,657	2,646	7,645	9,879
General and administrative	1,795	2,248	5,942	7,501
Total operating expenses	5,424	6,193	16,306	21,716
Loss from operations	(1,411)	(1,870)	(2,556)	(7,800)
Other expense, net	(158)	(46)	(1,660)	(202)
Loss from operations before provision for income taxes	(1,569)	(1,916)	(4,216)	(8,002)
Provision for income taxes	4	17	37	74
Net loss	$(1,573)	$(1,933)	$(4,253)	$(8,076)
Net loss per share:
Basic	$(0.09)	$(0.12)	$(0.25)	$(0.49)
Diluted	$(0.09)	$(0.12)	$(0.25)	$(0.49)
Weighted average shares used in computing net loss per common share:
Basic	17,009	16,581	16,843	16,374
Diluted	17,009	16,581	16,843	16,374

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	September 27, 2025	December 28, 2024
ASSETS
Current assets:
Cash and cash equivalents	$5,573	$2,387
Accounts receivable, net	9,530	8,394
Inventories	7,301	10,817
Prepaid expenses and other current assets	1,662	1,964
Total current assets	24,066	23,562
Property and equipment, net	23	115
Intangible assets, net	1,064	1,307
Goodwill	965	965
Operating lease right-of-use assets, net	1,039	1,792
Other long-term assets	1,196	1,394
Total assets	$28,353	$29,135
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,622	$7,594
Accrued compensation	1,932	1,672
Accrued expenses	592	477
Convertible note payable, current	-	1,734
Other current liabilities	2,010	1,812
Deferred revenue, current	2,208	2,176
Operating lease liabilities, current	1,028	1,094
Total current liabilities	12,392	16,559
Long-term liabilities:
Deferred revenue	7,208	8,350
Operating lease liabilities	52	811
Convertible note payable	3,705	1,004
Other long-term liabilities	315	314
Total liabilities	23,672	27,038
Stockholders’ equity:
Series B convertible preferred stock	6,000	-
Common stock	174	174
Additional paid-in capital	90,782	89,881
Accumulated other comprehensive income (loss)	(13)	51
Accumulated deficit	(92,262)	(88,009)
Total stockholders’ equity	4,681	2,097
Total liabilities and stockholders’ equity	$28,353	$29,135

IRIDEX Corporation

Reconciliation of GAAP Net Loss to Adjusted EBITDA

(In thousands)

	Three Months Ended		Nine Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Reconciliation of GAAP net loss to Adjusted EBITDA(a)
GAAP net loss	$(1,573)	$(1,933)	$(4,253)	$(8,076)

Interest income	(10)	(5)	(31)	(13)
Other expense	167	51	1,691	215
Provision for income taxes	4	17	37	74
Nasdaq listing compliance	-	-	152	-
Depreciation and amortization	366	275	1,125	1,047
Inventory write-down	823	-	823	-
Stock-based compensation	92	114	562	927
Severance related expense (for head count reduction)	-	119	199	308
Adjusted EBITDA	$(131)	$(1,362)	$305	$(5,518)

(a)Defined as earnings before interest income and expense, taxes, depreciation, amortization, and share- based compensation, as well as certain non-GAAP adjustments.